EXHIBIT 4.4

FLORIDA
LOAN NO. C-332156
                   AMENDMENT, RENEWAL AND RESTATEMENT OF NOTE

$45,000,000.00                                   Dated as of December 30, 1997
                                                                  (Date)

     This Amendment, Renewal and Restatement of Note (the "Note") made by ECHELON INTERNATIONAL CORPORATION, a Florida corporation, whose address is One Progress Plaza, Suite 1500, St. Petersburg, Florida 33701, herein called "Borrower", for the benefit of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, hereinafter referred to as "Lender", amends renews and restates that certain Promissory Note executed by Borrower and payable to the order of Salomon Brothers Realty Corporation in the original sum of $45,000,000.00 dated of even date herewith (the "Existing Note").

     The terms, covenants, agreements and provisions of the Existing Note are hereby modified, amended and restated in their entirety so that henceforth the terms, provisions, covenants and agreements thereof shall be as set forth herein, and in the event of any conflict in the terms, provisions, covenants or agreements with this note, this note shall prevail.

     NOW, THEREFORE, FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender at the address of Lender set forth above (or at such other place as Lender shall designate in writing), in coin or currency which, at the time or times of payment, is legal tender for public and private debts in the United States, the principal sum of FORTY-FIVE MILLION DOLLARS or so much thereof as shall have been advanced from time to time plus interest on the outstanding principal balance at the rate and payable as follows:


               Interest shall accrue from the date of advance until maturity at the rate of seven and nine hundredths percent (7.09%) per annum (the "Interest Rate").


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This Note is given in renewal and replacement of the principal indebtedness heretofore evidenced by that certain Promissory Note dated as of even date herewith, made by Borrower and payable to the order of Salomon Brothers Realty Corp. in the original principal amount of $45,000,000.00 (the "PRIOR NOTE"). All applicable State of Florida documentary stamp and intangibles tax with respect to the Prior Note and this Note have been paid and evidence of such payment is noted on the Mortgage recorded in O.R. Book 8343 at page 1973 of the Public Records of Hillsbourough County, Florida.

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



           Accrued interest only on the amount advanced shall be paid on the first day of the month following the date of advance ("Amortization Period Commencement Date"). On the first day of the following month and on the first day of each month thereafter until maturity, installments of principal and interest shall be paid in the amount of $320,638.91. All installments shall be applied first in payment of interest, calculated monthly on the unpaid principal balance, and the remainder of each installment shall be applied in payment of principal. The entire unpaid principal balance plus accrued interest thereon shall be due and payable on December 1, 2004 (the "Maturity Date").

     Borrower shall have the right, upon thirty (30) days advance written notice, beginning January 1, 2001 of paying this note in full with a prepayment fee. This fee represents consideration to Lender for loss of yield and reinvestment costs. The fee shall be the greater of Modified Yield Maintenance or 1% of the outstanding principal balance of this note.

As used herein, "Modified Yield Maintenance" means the amount, if any, by which

         (i) the present value of the Then Remaining Payments (as hereinafter defined) calculated using a periodic discount rate (corresponding to the payment frequency under this note) which, when compounded for such number of payment periods in a year, equals the sum of the Applicable Percentage and the per annum effective yield of the Most Recently Auctioned United States Treasury Obligation having a maturity date equal to the Maturity Date (or, if there is no such equal maturity date, then the linearly interpolated per annum effective yield of the two Most Recently Auctioned United States Treasury Obligations having maturity dates most nearly equivalent to the Maturity Date) as reported by THE WALL STREET JOURNAL five business days prior to the date of prepayment; exceeds

         (ii) the outstanding principal balance of this note (exclusive of all accrued interest).

     If such United States Treasury obligation yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then the periodic discount rate shall be equal to the sum of the Applicable Percentage and the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported, as of five business days preceding the prepayment date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded


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

United States Treasury obligations having a constant maturity most nearly equivalent to the Maturity Date.

     As used herein, "Then Remaining Payments" means payments in such amounts and at such times as would have been payable subsequent to the date of such prepayment in accordance with the terms of this note.

As used herein, "Applicable Percentage" means .50%.

     As used herein, "Most Recently Auctioned United States Treasury Obligations" means the U.S. Treasury bonds, notes and bills with maturities of 30 years, 10 years, 5 years, 3 years, 2 years and 1 year which, as of the date the prepayment fee is calculated, were most recently auctioned by the United States Treasury.

     Upon the occurrence of an Event of Default (as defined in the Lien Instrument) followed by the acceleration of the whole indebtedness evidenced by this note, or a condemnation or sale under threat of condemnation of all or substantially all of the Property, the payment of such indebtedness will constitute an evasion of the prepayment terms hereunder and be deemed to be a voluntary prepayment hereof and such payment will, therefore, to the extent not prohibited by law, include the prepayment fee required under the prepayment in full privilege recited above or, if such prepayment occurs prior to January 1, 2001 and results from an Event of Default followed by an acceleration of the whole indebtedness, then such payment will, to the extent not prohibited by law, include a prepayment fee equal to the greater of Yield Maintenance or 6% of the outstanding principal balance of this note. If such prepayment occurs prior to January 1, 2001 and results from a condemnation or sale under threat of condemnation of all or substantially all of the Property, the prepayment fee shall be the greater of Modified Yield Maintenance or 2% of the outstanding principal balance of this note.

     As used herein, "Yield Maintenance" shall be calculated in the same manner as Modified Yield Maintenance, except that the Applicable Percentage shall be 0.0% in the case of Yield Maintenance.

     Notwithstanding the above and provided Borrower is not in default under any provision contained in the Loan Documents (as defined in the Lien Instrument), this note may be prepaid in full at any time, without a prepayment fee, during the last sixty (60) days of the term of this note.

     Borrower acknowledges and agrees that the Interest Rate hereunder shall be increased if certain financial statements and other reports are not furnished to Lender, all as described in more detail in the provision of the Lien Instrument entitled "FINANCIAL STATEMENTS".

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


     This note is secured by certain properties (collectively the "Property") in the City of St. Petersburg, Pinellas County, Florida and in the City of Tallahassee, Leon County, Florida described in a Restated Mortgage and Security Agreement (the "Lien Instrument") of even date herewith executed by ECHELON INTERNATIONAL CORPORATION, a Florida corporation to THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY.

     Upon the occurrence of an Event of Default (as defined in the Lien Instrument), the whole unpaid principal hereof and accrued interest shall, at the option of Lender, to be exercised at any time thereafter, become due and payable at once without notice, notice of the exercise of, and the intent to exercise, such option being hereby expressly waived.

     All parties at any time liable, whether primarily or secondarily, for payment of indebtedness evidenced hereby, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection; consent to the extension by Lender of the time of said payments or any part thereof; further consent that the real or collateral security or any part thereof may be released by Lender, without in any way modifying, altering, releasing, affecting, or limiting their respective liability or the lien of the Lien Instrument; and agree to pay reasonable attorneys' fees and expenses of collection in case this note is placed in the hands of an attorney for collection or suit is brought hereon and any attorneys' fees and expenses incurred by Lender to enforce or preserve its rights under any of the Loan Documents in any bankruptcy or insolvency proceeding.

     Any principal, interest or other amounts payable under any of the Loan Documents (as defined in the Lien Instrument), not paid when due (without regard to any notice and/or cure provisions contained in any of the Loan Documents), including principal becoming due by reason of acceleration by Lender of the entire unpaid balance of this note, shall bear interest from the due date thereof until paid at the Default Rate. As used herein, "Default Rate" means the lower of a rate equal to the interest rate in effect at the time of the default as herein provided plus 5% per annum or the maximum rate permitted by law.

     No provision of this note shall require the payment or permit the collection of interest, including any fees paid which are construed under applicable law to be interest, in excess of the maximum permitted by law. If any such excess interest is collected or herein provided for, or shall be adjudicated to have been collected or be so provided for herein, the provisions of this paragraph shall govern, and Borrower shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. Any such excess collected shall, at the option of Lender, unless otherwise required by applicable law, be immediately refunded to Borrower or credited on the principal of this note immediately upon Lender's awareness of the collection of such excess.

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     Notwithstanding any provision contained herein or in the Lien Instrument to the contrary, if Lender shall take action to enforce the collection of the indebtedness evidenced hereby or secured by the Lien Instrument (collectively, the "Indebtedness"), its recourse shall, except as provided below, be limited to the Property or the proceeds from the sale of the Property and the proceeds realized by Lender in exercising its rights and remedies (i) under the Absolute Assignment (as defined in the Lien Instrument), (ii) under any of the other Loan Documents (as defined in the Lien Instrument) and (iii) in any other collateral securing the Indebtedness. If such proceeds are insufficient to pay the Indebtedness, Lender will never institute any action, suit, claim or demand in law or in equity against Borrower for or on account of such deficiency;
provided, however, that the provisions contained in this paragraph

         (i) shall not in any way affect or impair the validity or enforceability of the Indebtedness or the Lien Instrument; and

         (ii) shall not prevent Lender from seeking and obtaining a judgment against Borrower, and Borrower shall be personally liable, for the Recourse Obligations;

         (iii) shall not be applicable in the event of a violation of any of the provisions of the Lien Instrument following the caption entitled "PROHIBITION ON TRANSFER/ONE-TIME TRANSFER" (i.e. Borrower shall be personally liable for all of the Indebtedness in the event of such violation).

As used herein, the term "Recourse Obligations" means

     (a) rents and other income from the Property from and after the date of any default under the Loan Documents remaining uncured on the date of the foreclosure sale of the Property pursuant to the Lien Instrument or the conveyance of the Property to Lender in lieu of foreclosure, which rents and other income have not been applied to the payment of principal and interest on this note or to reasonable operating expenses of the Property,

     (b) amounts necessary to repair any damage to the Property caused by the intentional acts or omissions of Borrower or its agents,

     (c) insurance loss and condemnation award proceeds released to Borrower but not applied in accordance with any agreement between Borrower and Lender as to their application,

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

     (d) the amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to the default by Borrower in carrying all insurance required by Lender,

     (e) damages suffered by Lender as a result of fraud or misrepresentation in connection with the Indebtedness by Borrower or any other person or entity acting on behalf of Borrower, and

     (f) amounts necessary to pay real estate taxes, special assessments and insurance premiums with respect to the Property either paid by Lender and not reimbursed prior to, or remaining due or delinquent on, either (i) the later of (A) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the Lien Instrument or (B) the date on which Borrower's statutory right of redemption shall expire or be waived or (ii) the date of the conveyance of the Property to Lender in lieu of foreclosure,

     (g) all outstanding amounts due hereunder, including principal, interest and other charges, if: (i) Borrower shall file a voluntary petition for relief under the federal bankruptcy code; (ii) an involuntary petition in bankruptcy filed against Borrower shall remain undismissed for a period of ninety (90) days, or (iii) Borrower shall become the subject of any liquidation, receivership or other similar proceedings.

     This note, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of Florida.

                                        ECHELON INTERNATIONAL
                                        CORPORATION, a Florida corporation

                                       By:_________________________________

                                       By:_________________________________

(corporate seal)



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